Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACTS:
Jerry Parrott
Vice President, Corporate Communications
301-315-2777
Kate de Santis
Director, Investor Relations
301-251-6003
HUMAN GENOME SCIENCES ANNOUNCES COLLABORATION WITH NOVARTIS FOR DEVELOPMENT AND COMMERCIALIZATION OF ALBUFERON™
- HGS to receive development and commercial milestone and other payments of up to $507 million -
- Albuferon™ expected to enter Phase 3 development in chronic hepatitis C in 2006 -
ROCKVILLE, Maryland — June 6, 2006 — Human Genome Sciences, Inc. (Nasdaq: HGSI) today announced an exclusive worldwide licensing agreement with Novartis for the development and commercialization of Albuferon™ (albumin-interferon alpha 2b) for chronic hepatitis C and all other uses.
Under the agreement, HGS and Novartis will co-commercialize Albuferon in the United States, and will share U.S. commercialization costs and U.S. profits equally. Novartis will be responsible for commercialization outside the U.S. and will pay HGS a royalty on those sales. HGS and Novartis will share equally in clinical development costs. HGS will receive an upfront fee of $45 million. Clinical development, commercial milestone and other payments to HGS could total as much as $507.5 million, including $47.5 million when the first patient is dosed in a Phase 3 clinical trial. HGS will have primary responsibility for the bulk manufacture of Albuferon.
“This agreement brings the strengths of a global leader in the pharmaceutical industry to the development and commercialization of Albuferon, a product that could become the best-in-class immunomodulator in treatment regimens for chronic hepatitis C,” said H. Thomas Watkins, President and Chief Executive Officer of Human Genome Sciences.
“Novartis has demonstrated its commitment to leadership in infectious diseases, and we look forward to working closely together to advance Albuferon rapidly to the market. This collaboration is a significant step forward in our company’s progress toward commercialization.”
HGS expects to initiate Phase 3 clinical development of Albuferon by the end of 2006.

About Albuferon
Clinical studies to date indicate that Albuferon could offer improved dosing in the treatment of chronic hepatitis C, with efficacy and safety at least comparable to the current standard of care, pegylated interferons. These results demonstrate that Albuferon is well tolerated, remains in the blood substantially longer than is reported for recombinant interferon alpha and pegylated interferon alpha, and exhibits robust antiviral activity.
Albuferon is a novel, long-acting form of interferon alpha. It is a Human Genome Sciences drug created using the Company’s proprietary albumin fusion technology. This technology enables scientists to improve the pharmacological properties of therapeutic proteins by fusing the gene that expresses human albumin to the gene that expresses the active protein. Albuferon results from the genetic fusion of human albumin and interferon alpha 2b. Recombinant interferon alpha is approved for the treatment of hepatitis C, hepatitis B and a broad range of cancers.
About Hepatitis C
Hepatitis C is an inflammation of the liver caused by the hepatitis C virus. It is the most common chronic blood-borne infection in the developed world. It is estimated that as many as 170 million people worldwide are infected with hepatitis C virus. This includes nearly four million people in the United States. The hepatitis C virus is transmitted primarily through significant or repeated exposures to infected blood. Intravenous drug use and sexual contact with infected persons account for the majority of new hepatitis C infections. When detectable levels of the hepatitis C virus in the blood persist for at least six months, a person is diagnosed as having chronic hepatitis C.
CONFERENCE CALL
HGS management will hold a conference call to discuss this announcement today at 9:00 a.m. Eastern time. Investors may listen to the call by dialing 866/558-6869 or 913/643-4199, passcode 1638413, five to ten minutes before the start of the call. A replay of the conference call will be available for several days by dialing 888/203-1112 or 719/457-0820, passcode 1638413. This conference call also will be webcast. Interested parties who wish to listen to the webcast should visit the Human Genome Sciences website at www.hgsi.com. The archive of the conference call will be available several hours after the conference call and will remain available for several days.

About Human Genome Sciences
The mission of Human Genome Sciences is to discover, develop, manufacture and market innovative drugs that serve patients with unmet medical needs, with a primary focus on protein and antibody drugs.
For more information about Human Genome Sciences, please visit the Company’s web site at www.hgsi.com. For more information about Albuferon, visit http://www.hgsi.com/products/albuferon.html.
Albuferon, HGS and Human Genome Sciences are trademarks of Human Genome Sciences, Inc.
Safe Harbor Statement
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Human Genome Sciences’ current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of the Company’s unproven business model, its dependence on new technologies, the uncertainty and timing of clinical trials, the Company’s ability to develop and commercialize products, its dependence on collaborators for services and revenue, its substantial indebtedness and lease obligations, its changing requirements and costs associated with planned facilities, intense competition, the uncertainty of patent and intellectual property protection, the Company’s dependence on key management and key suppliers, the uncertainty of regulation of products, the impact of future alliances or transactions and other risks described in the Company’s filings with the Securities and Exchange Commission. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Human Genome Sciences undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances or otherwise.
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